EXHIBIT 15

The Stockholders and Board of Directors
First Data Corporation

We consent to the incorporation by reference in the Registration Statements (Forms S-8 No. 33-66368, No. 33-47234, No. 33-48578, No. 33-82826, No. 33-87338, No. 33-90992, No. 33-62921, No. 33-98724, No. 33-99882, No. 333-09017, No. 333-09031, No. 333-28857, No. 333-68689, No. 333-81691, No. 333-85715, No. 333-90719 and No. 333-93703, Forms S-3 No. 333-56748, No. 333-56028 and No. 333-24667, and Form S-4 No. 333-15497) of First Data Corporation of our report dated April 10, 2002, relating to the unaudited consolidated interim financial statements of First Data Corporation which are included in its Form 10-Q for the quarter ended March 31, 2002.

Pursuant to Rule 436(c) of the Securities Act of 1933 our reports are not a part of the registration statements prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.

Ern	st & Young LLP

May 13, 2002
Denver, Colorado